May 2015 Pricing Sheet No. 288 dated May 29, 2015 relating to Preliminary Pricing Supplement No. 288 dated May 5, 2015 Registration Statement No. 333-200365 Filed pursuant to Rule 433

Structured Investments

Opportunities in Commodities

Participation Securities due June 5, 2017
Based on the Performance of the Backwardation Enhanced Bloomberg Commodity Index (Total Return)

Principal at Risk Securities

PRICING TERMS – MAY 29, 2015
Issuer:	Morgan Stanley
Index:	Backwardation Enhanced Bloomberg Commodity Index (Total Return)
Please read “Description of Securities—The Index” in the accompanying preliminary pricing supplement for information on the index.
Aggregate principal amount:	$500,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	May 29, 2015
Original issue date:	June 3, 2015 (3 business days after the pricing date)
Maturity date:	June 5, 2017
Interest:	None
Payment at maturity:	stated principal amount × [1 + (index performance – adjustment factor)]
Index performance:	(final index value – initial index value) / initial index value Index performance will be negative if the value of the index declines over the term of the securities.
Adjustment factor:

1.75% × N/365

where,

N = the number of days from and including the pricing date to and including the valuation date

The adjustment factor will reduce your participation in the index and, as a result, the amount payable to you at maturity.

Initial index value:	476.4646 which is the official settlement price of the index on the pricing date
Final index value:	The official settlement price of the index on the valuation date
Valuation date:	May 31, 2017, subject to adjustment for non-index business days and certain market disruption events
CUSIP:	61762GDX9
ISIN:	US61762GDX97
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.
Estimated value on the pricing date:	$973.40 per security. See “Summary of Pricing Supplement” in the accompanying preliminary pricing supplement.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per security	$1,000	$20.00(1)
		$5.00(2)	$975.00
Total	$500,000	$12,500	$487,500
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a total sales commission of $20.00 for each security they sell, which will be paid quarterly in increments of $2.50 per security over the term of the securities. For additional information, see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement. The agent’s commissions and fees are not the only costs to investors in respect of the securities. See the description of the adjustment factor above.
(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each security, which will be paid quarterly in increments of $0.625 per security over the term of the securities.
(3)	We will receive, in aggregate, $1,000 per security issued because a portion of the adjustment factor will effectively be used by us or our hedging counterparty to pay the agent’s commissions and fees and, accordingly, these commissions and fees are borne by you. See “Description of Securities—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 288 dated May 1, 2015

Prospectus Supplement dated November 19, 2014     Prospectus dated November 19, 2014

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.